News Release

Scout Investment Advisors

1010 Grand Boulevard

Kansas City, MO 64106

For more information please contact:

Justin Emily Wills 816.423.6166

jwills@barkleyus.com

Scout Investment Advisors to acquire Reams Asset Management Company

Combined assets under management expected to be over $18 billion.

Kansas City, Mo. - (Sept. 2, 2010) - Scout Investment Advisors (Scout), a subsidiary of UMB Financial Corporation (NASDAQ: UMBF), has signed a definitive agreement for the acquisition of substantially all of the assets of Reams Asset Management Company (Reams), an investment management firm based in Columbus, Ind. The transaction is expected to close in the fourth quarter of 2010 and is expected to more than double Scout's existing assets under management.

Reams manages more than $9.8 billion in fixed income assets and serves a diverse group of institutional clients, including Fortune 500 corporations, large public pension funds, Taft-Hartley plans, health care organizations and a variety of universities, foundations and endowments. The Reams organization provides extensive experience and a core competency in the management of fixed income products.

"Fixed income represents a key strategic growth area in the institutional asset management business," said Peter deSilva, president and chief operating officer, UMB Financial Corp. "The addition of Reams Asset Management and their expertise in the fixed income sector complements Scout's existing product offerings and allows us to offer clients a diversified array of top-tier investment options."

Following the close of the acquisition, Reams will operate as a division of Scout Investment Advisors and remain headquartered in Columbus, Ind. The firm's leadership team will continue to manage the business in their current roles and lead the business strategy for Scout in the fixed income sector. The investment process and philosophy guiding the existing strategies will also remain unchanged.

"Scout recognized Reams' high quality fixed income products, the expertise the company brings to institutional asset management, and the overall quality of the company's professional team," said Andrew Iseman, chief executive officer of Scout Investment Advisors. "Both companies share excellent reputations, as well as similar cultures and management styles, making this an attractive business combination that will benefit all of our clients."

"We are excited to join the UMB family as a part of Scout Investment Advisors," said Dave McKinney, president of Reams Asset Management Company. "Over the years, Reams has built a reputation for expertise in fixed income investments and this partnership will bring additional breadth and scale to our organization. Given recent global economic conditions, institutional clients are seeking service providers that have a strong parent company like UMB Financial Corporation. Additionally, with Scout's expertise in domestic and international equities, the combined strengths of our firms will allow us to deliver a comprehensive investment lineup to the institutional marketplace."

Berkshire Capital served as exclusive financial advisor to UMB on this transaction.

About Scout Investment Advisors:

Scout Investment Advisors, Inc., a subsidiary of UMB Financial Corporation, is a national investment management firm that offers investment management services for both managed accounts and mutual funds. Scout Investment Advisors investment capabilities include domestic large cap, mid cap, small cap and fixed income. Scout Investment Advisors also offers international, international small/mid-cap and global equity portfolios. Additional information about Scout Investment Advisors, Inc. and its full line of products can be found at www.scout-ia.com.

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